Exhibit 23.2

The Members

Blue Diamond Parts, LLC:

We consent to the use of our report dated March 26, 2009, with respect to the balance sheets of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, Members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus supplements.

Our report dated March 26, 2009 contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ KPMG LLP

Chicago, Illinois

October 20, 2009